                                                          EXHIBIT 4.4


                       AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT (this "Amendment"), dated as of August 18, 2000, to the Rights Agreement (the "Rights Agreement"), dated as of May 20, 1999, by and between Whitman Corporation, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), at the direction of the Company.

                              R E C I T A L S

     A. The Company has entered into an Agreement and Plan of Merger, dated as of August 18, 2000 (as it may be amended or supplemented from time to time, the "Merger Agreement") by and among the Company, and Anchor Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub") and PepsiAmericas, Inc., a Delaware corporation ("PAS"), with respect to a merger of PAS with and into Merger Sub (the "Merger").

     B. Pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof.

     C. The Merger Agreement contemplates that the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will not cause a Distribution Date (as defined in the Rights Agreement) to occur and will not cause PAS to become an Acquiring Person (as defined in the Rights Agreement).

     D. The Board of Directors has declared it advisable and in the best interests of the Company and its stockholders to amend the Rights Agreement.

                              A G R E E M E N T

     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the Company hereby directs, and the parties hereto agree that, the Rights Agreement is amended as follows:

     1. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

     "Notwithstanding anything to the contrary in this Agreement, (i) none of Pohlad Companies, a Minnesota corporation ("Pohlad Companies"), any Affiliate of Pohlad Companies, Robert Pohlad, Affiliates of Robert Pohlad, or PepsiAmericas, Inc., a Delaware corporation ("PAS"), shall be deemed an Acquiring Person solely by virtue of (A) the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of August 18, 2000 (as it may be amended or supplemented from time to time, the "PAS Merger Agreement") by and among the Company, and Anchor Merger Sub, Inc., a Delaware corporation


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      and a wholly-owned subsidiary of the Company ("Merger Sub") and PAS,
      (B) the acquisition by Dakota Holdings, LLC, a Delaware limited liability company ("Dakota Holdings") of Common Shares with a value of $25 million from PepsiCo and/or its Affiliates, in connection with the Merger (as defined in the PAS Merger Agreement), or (C) the acquisition of Common Shares pursuant to a Permitted Acquisition (as defined in the Shareholder Agreement, dated __________, by and among the Company, Pohlad Companies, Dakota Holdings and Robert Pohlad (the "PAS Shareholder Agreement")) under the PAS Shareholder Agreement; (ii) so long as it is owned solely by Robert Pohlad, Affiliates of Robert Pohlad, PepsiCo and/or Affiliates of PepsiCo, Dakota Holdings shall not be deemed an Acquiring Person."

     2. The definition of "Shareholder Agreement" in Section 1(q) of the Rights Agreement is hereby amended by deleting the phrase "attached hereto as Exhibit D" and adding in replacement therefor the words "as amended".

     3. Section 2 of the Rights Agreement is hereby amended and restated in its entirety as follows:

      "The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable upon ten (10) days prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent."

     4. Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:

     "Notwithstanding anything to the contrary in this Agreement, a "Distribution Date" shall not occur solely by reason of the execution, delivery and performance of the PAS Merger Agreement or the consummation of any of the transactions contemplated by the PAS Merger Agreement."

     5. Section 15 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

      "Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the transactions contemplated by the PAS Merger Agreement."

     6. The second sentence of Section 18 of the Rights Agreement is hereby amended by inserting the word "gross" before "negligence."

                                     2
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     7. Section 20(c) of the Rights Agreement is hereby amended by inserting the word "gross" before "negligence."

     8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without giving to its principles of conflicts of laws.

     9. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

     10. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     11. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

                                     3
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     IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

Attest:                                  WHITMAN CORPORATION


By: /s/ Martin M. Ellen                  By: /s/ Steven R. Andrews
  -------------------------                 ---------------------------
   Name: Martin M. Ellen                    Name: Steven R. Andrews
   Title: Sr. V.P. & CFO                    Title: Sr. VP



Attest:                                  FIRST CHICAGO TRUST COMPANY OF
                                         NEW YORK


By: /s/ Donna Petinard                   By:  /s/ Gerard J. O'Leary
   -------------------------                 ---------------------------
   Name:  Donna Petinard                   Name:  Gerard J. O'Leary
   Title: Executive Ass't                  Title: Managing Director



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